Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3, No. 333-000000) and related Prospectus of eDiets.com, Inc. for the registration of 4,762,384 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2006, with respect to the consolidated financial statements and schedule of eDiets.com, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Certified Public Accountants

Fort Lauderdale, Florida

August 4, 2006